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                                                                   EXHIBIT 10.70

                             FIRST AMENDMENT TO THE
                 DTE ENERGY COMPANY SUPPLEMENTAL RETIREMENT PLAN
                        (EFFECTIVE AS OF JANUARY 1, 2002)

     The First Amendment to the DTE Energy Company Supplemental Retirement Plan is adopted pursuant to resolutions approved by the Benefit Plan Administration Committee on September 29, 2003.

     1. Effective as of October 1, 2003, Article 5 "Eligibility" shall be amended and restated to read as follows:

     SECTION 5.1. PARTICIPANTS.

     (a) In General. Except as noted in Section 5.1(b), each employee of a Participating Employer who is included within the term "select group of management or highly compensated employees" within the meaning of Title 1 of ERISA and whose benefits have been limited as described in Section 6.1 or 6.2, shall be eligible for benefits under the Plan.

     (b) 415 Limits. A Participant of a Participating Employer whose benefits under the Qualified Plan are limited because of the limitation on benefits and contributions under Section 415 of the Code shall be eligible for the benefits provided by this Plan.

     (c) Qualified Plan Eligibility. Notwithstanding the foregoing, no employee shall be eligible for benefits provided by this Plan until such employee has satisfied the eligibility requirements of the Qualified Plan.

     SECTION 5.2. DETERMINATION OF ELIGIBILITY. The Vice President, Human Resources shall designate employees as eligible for participation under
     Section 5.1(a). The Vice President, Human Resources may revoke such designation prior to any Plan Year with respect to the employee's eligibility for benefits for such Plan Year, provided, however, that no such revocation shall adversely affect any amounts previously credited to such employee under the Plan.

     2. Effective as of January 1, 2004, Article 6 "Employers' Obligation" shall be amended and restated to read as follows:

     SECTION 6.1. QUALIFIED PLAN BENEFIT. The Participating Employers shall pay under this Plan any amount that any eligible employee would have been entitled to receive under the Qualified Plan but for the limitation on compensation under Section 401(a)(17) of the Code, the limitation on benefits and contributions under Section 415 of the Code, and any other provision of the Code or other law that the Committee hereafter designates. Also, the Participating Employer shall pay under this Plan any amount that any eligible employee would have been entitled to receive under the Qualified Plan but for the exclusion of deferrals under the DTE Energy Company Supplemental Savings Plan and the DTE Energy Company Executive Deferred


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     Compensation Plan from the definition of compensation under the option of the Qualified Plan applicable to such Participant.

     SECTION 6.2 EXECUTIVE DEFERRED COMPENSATION PLAN BENEFIT. The Participating Employers shall credit hypothetical bookkeeping accounts ("Make-Up Account") for each Participant with amounts intended to replace benefits (but not earnings) under any plan maintained by a Participating Employer which is intended to be qualified under Code section 401(a) which are reduced as a result of any deferrals under Sections 4.01, 4.02, or 4.03 of the DTE Energy Company Executive Deferred Compensation Plan ("EDCP"):

     (a) Traditional Pension Plan Make-Up. The Participating Employer shall credit to the Participant's Make-Up Account, an amount equal to the difference between (i) the present value, determined under each applicable defined benefit plan maintained by a Participating Employer which is intended to be qualified under Code section 401(a), including the MCN Traditional Option and the DTE Traditional Option of the Qualified Plan ("Pension Plan"), of the benefit that the Participant would have been entitled to receive under each such Pension Plan but for his election to defer any amount under the EDCP, and (ii) the present value, determined under each such Pension Plan, of the benefit that the Participant is entitled to receive under such Pension Plan. Such contribution shall be determined and credited as of the Participant's date of termination of employment.

     (b) Cash Balance Pension Plan Make-Up. The Participating Employer shall credit to the Participant's Make-Up Account an amount equal to the additional increment that would have been added to the Participant's account under a cash balance defined benefit plan maintained by any Participating Employer which is intended to be qualified under Code section 401(a), excluding the MCN Traditional Option and the DTE Traditional Option of the Qualified Plan ("Cash Balance Plan"), but for his election to defer any amount under the EDCP. Such contribution shall be determined and credited as of the last day of each calendar year.

     SECTION 6.3. PRIOR PLAN PAYMENTS. If a Participant is in pay status as of December 31, 2001 under one of the Prior Plans, or has terminated employment from a Participating Employer prior to January 1, 2002, the amount and method of payment to such Participant shall continue under the provisions of the applicable Prior Plan. Such payments shall be made by the Participating Employer who last employed the Participant.


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     3. Effective as of October 1,2003, Subsection (a) of Section 7.1 "Form and
Timing of Payment" shall be amended and restated to read as follows:

     (a) Form of Payment. As of the end of the quarter in which his or her Termination Date occurs, the Participant's Plan benefit shall be present-valued in accordance with the methodology set forth in the portion of the Qualified Plan in which the Participant participates. Payment of a Participant's Plan benefit shall be made in cash in accordance with the Participant's selection on his or her Distribution Election Form either as
     (1) a joint and 100% survivor annuity, (2) a joint and 50% survivor annuity, (3) a single life annuity or (4) in annual payments over a period not less than one year and not more than 15 years as selected by the Participant. If a Participant has not elected a payment option while he or she is actively employed by the Company or a Participating Employer, distribution shall be made as a joint and 50% survivor annuity for Participants who are married as of the Participant's Termination Date and as a single life annuity for Participants who are single as of the Participant's Termination Date.

     4. Effective as of October 1, 2003, Subsection (b) of Section 7.1 "Form and Timing of Payment" shall be amended and restated to read as follows:

     (b) Timing of Payment. A lump sum distribution shall be made as of March 1 following the Termination Date or, if earlier, March 1 following the end of the Plan Year in which the Participant's employment terminated for any reason other than death. If a Participant whose employment has terminated for any reason other than death has elected to receive his or her distribution in the form of an annuity, the timing of the first payment shall be consistent with the timing for annuity payments specified in the portion of the Qualified Plan in which the Participant participates. If a Participant has elected to receive his or her distribution in annual installments, the first installment shall be made as of March 1 following the Participant's Termination Date or, if earlier, March 1 following the end of the Plan Year in which the Participant's employment terminated for any reason other than death. All subsequent annual installments shall be made on approximately the same date each calendar year thereafter for the remainder of the distribution period. The amount of any annual payments shall be calculated to pay out over the specified period the Participant's Plan benefit as of his or her Termination Date with interest credited annually on the declining balance at the Plan Interest Rate. The amount of the annual payments to the Participant shall be adjusted as of each December 31 to reflect changes in the Plan Interest Rate.

     5. Effective as of October 1,2003, Section 7.3 "Recomputation of Plan Benefits Upon Reemployment" shall be amended and restated to read as follows:

     SECTION 7.3. RECOMPUTATION OF PLAN BENEFITS UPON REEMPLOYMENT. If a Participant entitled to a distribution under the qualified Plan receives all or part of his or her Plan benefit and is thereafter reemployed, such Participant's Plan benefit shall be recalculated upon the Participant's subsequent termination of employment. Plan payments shall cease upon reemployment. If a Participant's recalculated Plan benefit


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     results in an additional payment to the Participant, such additional payment shall be made in accordance with Section 7.1. Such recalculations shall be made in accordance with the procedures under the Qualified Plan. If such Participant's recalculated Plan benefit shows that the Participant's Plan benefit has been overpaid after offsetting for any Plan benefits previously received, the Participant shall be required to make restitution to the Participating Employer, within a period of twelve months of such subsequent termination, in an amount equal to such overpayment, plus interest at the Plan Interest Rate.

     6. Effective as of October 1, 2003, Article 8 "Beneficiary in the Event of Death" shall be amended and restated to read as follows:

     SECTION 8.1. DEATH AFTER COMMENCEMENT OF BENEFITS. If a Participant dies after payment of his or her Plan benefit begins in accordance with Section 7.1, the undistributed balance to which such Participant would have been entitled, if any, shall continue to be distributed to the Participant's beneficiary (as designated under Section 8.3) in accordance with the method of distribution being used prior to the Participant's death.

     SECTION 8.2. DEATH PRIOR TO COMMENCEMENT OF BENEFITS. If a Participant dies before distribution of his or her Plan benefit begins in accordance with
     Section 7.1, the Participant's Plan benefit, if any, shall be determined in accordance with the surviving spouse provisions of the portion of the Qualified Plan in which the Participant participated prior to his or her death.

     SECTION 8.3. BENEFICIARY DESIGNATION. Each Participant who has elected to receive his or her distribution in the form of a joint and 100% survivor annuity or joint and 50% survivor annuity shall have the right to designate a contingent annuitant to receive the survivor portion of the annuity payment upon the death of such Participant. Each Participant who has elected to receive his or her distribution in the form of annual payments over a period of one to 15 years shall have the right to designate a beneficiary or beneficiaries to receive any undistributed annual payments upon the death of such Participant. Any Participant who has elected to receive his or her distribution in the form of a single life annuity shall not be allowed to designate a beneficiary and benefit payments will cease upon the Participant's death.

     This First Amendment to the DTE Energy Company Supplemental Retirement Plan is executed as of September 29, 2003.

                                            DTE ENERGY COMPANY


                                            By: /s/ Larry E. Steward
                                                --------------------------------
                                                Larry E. Steward
                                                Vice President, Human Resources


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